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                                                                     Exhibit 4.1

                  CERTIFICATE AND AMENDMENT TO RIGHTS AGREEMENT

        CERTIFICATE AND AMENDMENT, dated September 23, 2001 (this "AMENDMENT"), to the Rights Agreement, dated as of November 20, 1998 (the "RIGHTS AGREEMENT"), between Illuminet Holdings, Inc., a Delaware corporation ("COMPANY"), and UMB Bank, N.A. ("RIGHTS AGENT").

        WHEREAS, concurrently with the execution and delivery of this Amendment, Company, VeriSign, Inc., a Delaware corporation ("VERISIGN"), and Illinois Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of VeriSign ("MERGER SUB"), have entered into an Agreement and Plan of Merger (the "MERGER AGREEMENT"), which provides for the merger of Merger Sub with and into Company (the "MERGER"), and a Stock Option Agreement (the "OPTION AGREEMENT"), between Company and VeriSign, pursuant to which Company has granted to VeriSign an option to purchase Company capital stock, and the Board of Directors of Company has approved the Merger Agreement, the Merger, the Option Agreement and this Amendment; and

        WHEREAS, Section 5.4 of the Rights Agreement provides that (i) prior to the Distribution Date (as defined in the Rights Agreement), Company and Rights Agent may amend the Rights Agreement as Company deems necessary or desirable, and (ii) Rights Agent shall execute such an amendment upon receipt of a certificate from an appropriate officer of Company that states that such amendment is in compliance with such Section 5.4, unless Rights Agent determines in good faith that such amendment would adversely affect Rights Agent's interests under the Rights Agreement.

        THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

        1. Company represents and warrants that, as of the date hereof, no Distribution Date (as defined in the Rights Agreement) has occurred.

        2. Company certifies to Rights Agent that this Amendment is in compliance with Section 5.4 of the Rights Agreement, and that Rights Agent is entitled to rely upon such certification.

        3. Section 1.1 of the Rights Agreement is hereby amended by inserting the following sentence at the end of the definition of "Acquiring Person":

            "Furthermore, notwithstanding anything in this Rights Agreement to the contrary, neither VeriSign, Inc., a Delaware corporation ("VeriSign"), nor any of its Subsidiaries, Affiliates or Associates, shall be or become an Acquiring Person as a result of the execution, delivery or performance, or public announcement thereof, of the Agreement and Plan of Merger among Company, VeriSign and Illinois Acquisition Corporation, or the Stock Option Agreement between Company and VeriSign, or the consummation of any of the transactions contemplated thereby."


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        4. This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such state. If any term of this Amendment is held by a court of competent jurisdiction or other competent authority to be invalid or unenforceable, the remainder of the terms hereof shall remain in full force and effect, and this Amendment shall be construed in order to give the maximum effect to the remaining terms and intent hereof. Verisign, its subsidiaries, affiliates and associates (as defined in the Rights Agreement) are intended third party beneficiaries of the terms hereof. This Amendment may be executed in one or more counterparts, all of which shall together constitute one instrument.

        IN WITNESS WHEREOF, the parties have cause this Amendment to be executed by their duly authorized officers as of the date first written above.

                                 ILLUMINET HOLDINGS, INC.


                                 By:     /s/ Roger H. Moore
                                         ---------------------------------------
                                 Name:   Roger H. Moore
                                 Title:  President and Chief Executive Officer

                                 UMB BANK, N.A., AS RIGHTS AGENT

                                 By:     /s/ Frank C. Bramwell
                                         ---------------------------------------
                                 Name:   Frank C. Bramwell               9/25/01
                                 Title:  Senior Vice President